John Hancock Current Interest

Effective March 8, 2005, the Board of Trustees for the John Hancock Money Market Fund and the John Hancock U.S. Government Cash Reserve Fund voted not to retain Deloitte & Touche, LLP as the Fund's independent accountant effective upon the completion of the audit for the fiscal year ended March 31, 2005. This action was recommended by the Fund's Audit Committee on March 7, 2005. Deloitte & Touche, LLP reports on the Fund's financial statements for the last two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund's fiscal years ended 2004 and 2005, there were no disagreements with Deloitte & Touche, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, LLP, would have caused it to make reference to the subject matter disagreement in its report on the financial statements for such years.


Change in
Independent Auditor
(unaudited)

Based on the recommendation of the Audit Committee of the Fund, the Board of Trustees has determined not to retain Deloitte & Touche LLP as the Fund's registered public accounting firm and voted to appoint PricewaterhouseCoopers LLP for the fiscal year ended March 31, 2006. During the two most recent fiscal years, Deloitte & Touche LLP's audit reports contained no adverse opinion or disclaimer of opinion; nor were their reports qualified as to uncertainty, audit scope or accounting principles. Further, there were no disagreements between the Fund and Deloitte & Touche LLP on accounting principles, financial statements disclosures or audit scope, which if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused them to make reference to the disagreement in their reports.


May 25, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sirs:

We have read the comments contained in Sub-Item 77k of Form N-SAR of the John Hancock Money Market Fund and John Hancock US Government Cash Reserve Fund of John Hancock Current Interest and we agree with the statements made therein.

Very truly yours,
DELOITTE & TOUCHE LLP